Exhibit 99.1

Tectonic Therapeutic Announces Fourth Quarter and Full Year 2025 Financial Results and Recent Business Highlights

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Announced positive topline results from TX45 Phase 1b acute hemodynamic clinical trial in patients with Group 2 Pulmonary Hypertension in Heart Failure with reduced Ejection Fraction (“PH-HFrEF”) in October 2025. Topline results showed TX45 was well tolerated and improved both left heart function and pulmonary hemodynamics in patients with Group 2 PH-HFrEF
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TX2100 advanced into Phase 1a healthy volunteer clinical trial, randomizing the first subject in February 2026, as a potential treatment for Hereditary Hemorrhagic Telangiectasia (“HHT”)
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TX45 advanced into Phase 2 clinical trial in February 2026 with first site activated and opened for screening patients with Pulmonary Hypertension associated with Interstitial Lung Disease (“PH-ILD”, Group 3 PH) to potentially broaden the therapeutic scope of TX45
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Announced the appointment of François Nader, M.D., MBA, as an independent director to Board of Directors, effective April 1, 2026, at which time he will also assume the role of Chair of the Board
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TX45 APEX Phase 2 clinical trial topline results expected in 2026 in patients with Group 2 Pulmonary Hypertension in Heart Failure with preserved Ejection Fraction (“PH-HFpEF”)
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Cash and cash equivalents were approximately $253.8 million as of December 31, 2025, expected to provide cash runway into Q4 2028

WATERTOWN, Mass., February 26, 2026 (GLOBE NEWSWIRE) -- Tectonic Therapeutic, Inc. (NASDAQ: TECX) (“Tectonic”), a clinical stage biotechnology company focused on the discovery and development of therapeutic proteins and antibodies that modulate the activity of G-protein coupled receptors (GPCRs), today announced financial results for the fourth quarter and full year ended December 31, 2025, and provided an overview of recent business highlights.

“Over the last 12 months, we have made significant progress expanding our clinical pipeline. In February 2026 we advanced our second program, TX2100, a potential novel treatment for patients with HHT, and dosed the first patient in a Phase 1a clinical trial in normal healthy volunteers. This marks an important milestone for Tectonic which now has two programs in clinical development to address patient populations with high unmet need and no approved therapy,” said Alise Reicin, M.D., President and Chief Executive Officer of Tectonic Therapeutic. “We continued to advance TX45 through a series of important clinical and operational milestones, and we expect topline results from our ongoing APEX Phase 2 clinical trial in PH-HFpEF patients in 2026. Furthermore, in February 2026, Tectonic initiated its second TX45 Phase 2 clinical trial to evaluate TX45 in patients with PH-ILD.”

Recent Business Highlights

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Positive Topline Results from Part B of the TX45 Phase 1b Clinical Trial: In October 2025, Tectonic announced positive topline results from Part B of the TX45 Phase 1b clinical trial in 14 patients with Group 2 PH-HFrEF. TX45 was well tolerated and demonstrated a 29.2% reduction in pulmonary capillary wedge pressure (“PCWP”) and a 17.3% improvement in cardiac output. In the subpopulation with combined pre- and post-capillary pulmonary hypertension (“CpcPH”), who have elevated pulmonary vascular resistance (“PVR”) and more severe disease, TX45 also demonstrated reductions in PVR.

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TX2100 HHT Phase 1a Healthy Volunteer Clinical Trial Randomized First Subject in February 2026: TX2100 is a VHH-Fc fusion antagonist antibody that binds to the APJ receptor (also known as the apelin receptor; APLNR), a GPCR that mediates signaling by the pro-angiogenic peptide hormone apelin. TX2100 is being developed as a potential therapy for HHT, the second most common inherited bleeding disorder affecting an estimated 75,000 people in the United States. In February 2026, Tectonic randomized the first subject in the randomized, placebo-controlled, double-blind ascending-dose Phase 1a clinical trial in normal healthy volunteers. Primary endpoints include safety and tolerability, with secondary endpoints evaluating pharmacokinetics.

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TX45 PH-ILD Phase 2 Clinical Trial Opened for Screening in February 2026: PH-ILD (Group 3 pulmonary hypertension) is a rare disease characterized by limited therapeutic options and high mortality. In February 2026, the first site was activated and opened for screening in the 16-week, open-label, repeat-dose Phase 2 clinical trial to evaluate TX45’s safety and hemodynamic effects in up to 25 patients. The clinical trial will initiate at a 300 mg dose of TX45 administered subcutaneously every four weeks, with the primary efficacy endpoint defined as change from baseline in PVR at Week 16. TX45 is designed to target multiple components of PH-ILD pathophysiology, including pulmonary vasodilation, anti-inflammatory activity, vascular remodeling and anti-fibrotic effects.

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Hosted Key Opinion Leader (KOL) Webinar: In February 2026, Tectonic hosted a virtual KOL event featuring Hanny Al-Samkari, MD (Massachusetts General Hospital, Harvard Medical School), who joined Tectonic’s Chief Scientific Officer to discuss the unmet medical need, clinical context, and therapeutic rationale for TX2100 in Hereditary Hemorrhagic Telangiectasia (HHT), including the target, mechanistic rationale and supporting preclinical evidence. A replay of the webinar can be accessed here.

Upcoming Milestones

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Ongoing TX2100 Phase 1a Clinical Trial Topline Results Expected in Q4 2026: Tectonic expects topline results for the Phase 1a clinical trial of TX2100 in healthy volunteers in the fourth quarter of 2026. Assuming adequate safety and PK are established, Tectonic plans to initiate a Phase 2 proof-of-concept clinical trial in moderate to severe HHT patients with frequent epistaxis and anemia in early 2027. The goal of the trial will be to evaluate improvement in epistaxis, anemia, hematological support, and other HHT endpoints. Tectonic is also planning a Phase 1b clinical trial to explore the safety and efficacy (epistaxis, anemia, and hematological support) of TX2100 in patients with severe HHT.
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Ongoing TX45 APEX Phase 2 Clinical Trial Topline Results Expected in 2026: The global, randomized, placebo-controlled 24-week APEX Phase 2 clinical trial is evaluating the safety and efficacy of subcutaneous TX45 in patients with PH-HFpEF, enriched for CpcPH. The primary endpoint is change from baseline in PVR in the CpcPH population with PVR ≥3 Wood Units, with approximately 70% of enrolled patients targeted to meet the enriched criteria. APEX Phase 2 topline results are expected in 2026.

Overview of Financial and Operating Results

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Cash Position: As of December 31, 2025, cash and cash equivalents were $253.8 million, compared to $268.4 million as of September 30, 2025. Tectonic anticipates that, based on current operating assumptions, its current cash and cash equivalents will provide a cash runway into Q4 2028, including through the Phase 2 readout for TX45 in PH-HFpEF and PH-ILD, and the progression of TX2100 for HHT into clinical development.
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Research and Development Expenses: Research and development expenses were $16.3 million for the three months ended December 31, 2025, as compared to $9.2 million for the three months ended December 31, 2024. The increase was primarily the result of CRO costs related to the ongoing Phase 2 clinical trial of TX45 and employee-related expenses due to an increase in non-cash, stock-based compensation expense.
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General and Administrative Expenses: General and administrative expenses were $5.2 million for the three months ended December 31, 2025, as compared to $4.8 million for the three months ended December 31, 2024.
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Net Loss: For the three months ended December 31, 2025, Tectonic had a net loss of $19.2 million compared to a net loss of $12.4 million for the three months ended December 31, 2024.

About Group 2 Pulmonary Hypertension in HFpEF

The World Health Organization has defined 5 groups of pulmonary hypertension (“PH”). Tectonic is focused on the Group 2 subtype, a condition that develops due to left-sided heart disease, specifically PH-HFpEF. In patients with PH-HFpEF, chronic heart failure leads to increased blood pressure in the pulmonary arteries, exerting severe strain on the right side of the heart, which adapts poorly to the increased pressure. This increased pulmonary pressure gradually causes worsening exercise capacity, shortness of breath and right-sided heart failure, which can lead to death. PH-HFpEF is further segmented based on pulmonary hemodynamics into Isolated, post-capillary PH (“IpcPH”) and CpcPH. CpcPH is more severe, accounts for about one third to one half of the 1.4 million PH-HFpEF patients in the U.S. and is characterized by additional, abnormal changes to the pulmonary vasculature, leading to an increase in PVR. Although several Group 1 PH (Pulmonary Arterial Hypertension, “PAH”) medications have been explored in Group 2 PH, to date, no medications have been approved for its treatment.

About Group 3 Pulmonary Hypertension and PH-ILD
Group 3 is PH due to chronic lung disease and Tectonic is focused on a Group 3 subtype, called PH-ILD where PH develops in patients who have ILD. ILD is a group of rare conditions causing inflammation and scarring in the lungs. It is believed that a combination of factors leads to the formation of PH-ILD, including lung fibrosis, chronic hypoxia, vascular remodeling and other factors that lead to worsening exercise capacity. PH-ILD has worse survival than ILD without PH. There are currently two approved treatments for PH-ILD, both of which contain the active ingredient treprostinil administered via nebulizer or dry powder inhaler.

About TX45, a long-acting Fc-relaxin fusion protein
TX45 is an Fc-relaxin fusion protein with optimized pharmacokinetics and biophysical properties that activates the RXFP1 receptor, the G-protein coupled receptor target of the hormone relaxin. Relaxin is an endogenous protein, expressed at low levels in both men and women that is a pulmonary and systemic vasodilator with lusitropic, anti-fibrotic and anti-inflammatory activity. In normal human physiology, relaxin is upregulated during pregnancy where it exerts vasodilative effects, reduces systemic and pulmonary vascular resistance and increases cardiac output to accommodate the increased demand for oxygen and nutrients from the developing fetus. Relaxin also exerts anti-fibrotic effects on pelvic ligaments to facilitate delivery of the baby.

About Hereditary Hemorrhagic Telangiectasia (HHT)
HHT is a rare, inherited vascular disorder affecting an estimated 75,000 people in the United States. HHT is the second most common inherited bleeding disorder and a disease for which there are currently no approved therapies. It is characterized by fragile, abnormal blood vessels that lead to recurrent bleeding, which can reduce quality of life, result in emergency room visits and hospitalizations, as well as chronic anemia requiring frequent iron infusions and/or blood transfusions. Many patients with HHT also develop arteriovenous malformations (AVMs) in vital organs such as the lungs, brain, and liver that, if left untreated, are at risk of rupturing and can result in serious and potentially life-threatening complications including lung or brain hemorrhage, stroke, heart failure, or death. Despite being a rare disease and the second most common inherited bleeding disorder, there are currently no approved therapies.

About TX2100, a VHH-Fc fusion antagonist antibody

TX2100, is a VHH-Fc fusion antagonist antibody that binds to the APJ receptor (also known as the apelin receptor; APLNR), a GPCR that mediates signaling by the pro-angiogenic peptide hormone apelin. APJ represents a differentiated approach for the potential treatment of HHT. APJ is a selective anti-angiogenic target that is primarily expressed in endothelial cells and is generally quiescent under normal physiological conditions, but is upregulated during pathologic angiogenesis, including in HHT preclinical models.TX2100 is designed as a selective APJ antagonist intended to inhibit disease-associated angiogenic signaling with the goal of providing a more favorable safety profile compared to less selective anti-angiogenic approaches. Anti-angiogenic agents have demonstrated activity in HHT preclinical models and in patients, and APJ antagonism has shown activity in multiple HHT preclinical models, supporting development of TX2100 for this indication.

About Tectonic
Tectonic Therapeutic is a clinical-stage biotechnology company focused on the discovery and development of therapeutic proteins and antibodies that modulate the activity of GPCRs. Leveraging its proprietary technology platform called GEODe™ (GPCRs Engineered for Optimal Discovery), Tectonic is focused on developing biologic medicines that overcome the existing challenges of GPCR-targeted drug discovery and harness the human body to modify the course of disease. Tectonic focuses on areas of significant unmet medical need, often where therapeutic options are poor or nonexistent, as these are areas where new medicines have the potential to improve patient quality of life. Tectonic is headquartered in Watertown, Massachusetts. For more information, please visit www.tectonictx.com and follow @TectonicTx on X (formerly Twitter) and LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical facts are “forward-looking statements.” These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the design, objectives, initiation, timing, progress and results of current and future preclinical studies and clinical trials of Tectonic’s product candidates, including the ongoing Phase 2 clinical trials for its lead product candidate, TX45, in Group 2 PH-HFpEF and in Group 3 PH-ILD and the ongoing Phase 1 clinical trial for TX2100; and the Company’s expected cash runway. These forward-looking statements are based on Tectonic’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Tectonic’s clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. Many factors may cause differences between current expectations and actual results, including: the potential that success in preclinical testing and earlier clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate; the impacts of macroeconomic conditions, including the conflict in Ukraine and the conflict in the Middle East, heightened inflation and uncertain credit and financial markets, on Tectonic’s business, clinical trials and financial position; unexpected safety or efficacy data observed during preclinical studies or clinical trials; clinical trial site activation or enrollment rates that are lower than expected; Tectonic’s ability to realize the benefits of its collaborations and license agreements; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; and unexpected litigation or other disputes. Other factors that may cause Tectonic’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified under the heading “Risk Factors” in Tectonic’s annual report on Form 10-K filed for the year ended December 31, 2025 and in other filings that Tectonic makes and will make with the SEC in the future. Tectonic expressly disclaims any obligation to update any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Contacts:

Investors:

Dan Ferry

LifeSci Advisors

daniel@lifesciadvisors.com

(617) 430-7576

Media:

Kathryn Morris

The Yates Network

kathryn@theyatesnetwork.com

(914) 204-6412

Tectonic Therapeutic, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(unaudited)
Operating expenses:
Research and development	$16,341	$9,155	$63,489	$41,364
General and administrative	5,175	4,834	20,547	16,651
Total operating expenses	21,516	13,989	84,036	58,015
Loss from operations	(21,516)	(13,989)	(84,036)	(58,015)
Other income (expense), net:
Change in fair value of SAFE liabilities	—	—	—	(3,610)
Interest income	2,564	1,735	11,297	4,261
Interest expense	(12)	(23)	(63)	(107)
Other expense	(8)	(96)	(119)	(511)
Total other income (expense), net	2,544	1,616	11,115	33
Loss before income tax	(18,972)	(12,373)	(72,921)	(57,982)
Income tax expense	(254)	—	(1,230)	—
Net loss	(19,226)	(12,373)	(74,151)	(57,982)
Other comprehensive loss:
Foreign currency translation adjustment	(21)	83	(105)	9
Comprehensive loss	$(19,247)	$(12,290)	$(74,256)	$(57,973)
Net loss per share, basic and diluted	$(1.03)	$(0.84)	$(4.05)	$(6.83)
Weighted-average common shares outstanding, basic and diluted	18,718,209	14,729,618	18,322,533	8,490,171

Tectonic Therapeutic, Inc.

Select Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2025	December 31, 2024

Cash and cash equivalents	$253,798	$141,239
Working capital*	247,693	135,247
Total assets	261,038	152,905
Total stockholders’ equity	251,329	140,776

*Working capital is defined as current assets less current liabilities